Exhibit 10.29.1

*Portions of this document marked [*] are requested to be treated confidentially.

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is entered into as of the 11th day of February, 2011 by and between EOS ACQUISITION I LLC, a Delaware limited liability company (“Landlord”), and SALIX PHARMACEUTICALS, INC., a California corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Colonnade Development, LLC, a Delaware limited liability company (“CD”) and Tenant entered into that certain Lease Agreement dated June 30, 2000, (the “Original Lease”) as amended by a First Amendment to Lease dated September 9, 2004 (collectively, the “Lease”), whereby Landlord has leased to Tenant and Tenant has leased from Landlord approximately 26,363 rentable square feet, as shown on Exhibit A attached hereto, (the “Premises”) on the fifth (5th) floor of the building commonly known as The Colonnade – Building One located in Raleigh, North Carolina (the “Building”);

WHEREAS, CD transferred its interest in the Building and assigned all the leases in the Building to Landlord on October 3, 2006;

WHEREAS, Tenant currently subleases the Premises to Clinsys Clinical Research, Inc. (“Clinsys”);

WHEREAS, Landlord and Tenant desire (i) to amend the terms of the Lease to extend the term of the Lease and (ii) modify other certain terms and conditions of the Lease as further described herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1. Term. The Term of the Lease which was originally scheduled to expire on April 22, 2011, is hereby extended until July 31, 2018 (the “Revised Expiration Date”). Such new period shall include a renovation and build-out period for the Premises of three (3) months and eight (8) days (April 23, 2011 – July 31, 2011) followed by an extended term of seven (7) years (August 1, 2011 – July 31, 2018) (the “First Extension”).

2. Premises. On April 23, 2011 the Premises shall be temporarily reduced by 13,441 rentable square feet as shown on Exhibit A-1 attached hereto (the “Temporary Reduction Space”). During the period from April 23, 2011 until approximately June 1, 2011 Clinsys shall occupy the Temporary Reduction Space under a direct lease with Landlord until other space in the Building is ready for Clinsys to occupy. During this period Tenant shall have no right to occupy the Temporary Reduction Space and the Temporary Reduction Space shall not be part of the Premises for any purpose under the Lease. Once Clinsys vacates the Temporary Reduction Space to move to other space in the Building, which is expected to occur on June 1, 2011, but not expected to occur later than June 15, 2011, subject to Force Majeure Matters, the Temporary Reduction Space shall once again become part of the Premises for all purposes under the Lease. In the event the Temporary Reduction Space is not delivered to Tenant on or before June 1, 2011, then for every day after June 1, 2011 that delivery is delayed the following dates, which are noted above in Section 1, shall be extended on a day-for-day basis: (i) the date of the Revised Expiration Date (July 31, 2018, but no later than August 31, 2018), (ii) the end date for the build-out period (July 31, 2011), and (iii) the dates of the First Extension (August 1, 2011 and July 31, 2018, but no later than August 31, 2018 and the First Extension shall be shortened as necessary not to pass such date).

Landlord shall use commercially reasonable efforts to ensure Clinsys vacates the Temporary Reduction Space during the timeframe noted above. In the event Landlord is unable to deliver the Temporary Reduction Space to Tenant on or before December 1, 2011 then Tenant must either: (a) accept the Premises without the Temporary Reduction Space in which case this Second Amendment shall be revised as necessary such as to reduce and adjust Base Rental and any other numbers that are affected or (b) Tenant may elect to continue to wait for the delivery of the Temporary Reduction Space. In either case, Landlord shall continue to utilize commercially reasonable efforts to cause Clinsys to vacate the Temporary Reduction Space so that such space may be delivered to Tenant. Following such efforts, if Landlord is successful and Tenant selected item (a) above, a reasonable amendment shall be prepared to once again include the Temporary Reduction Space within the Premises.

3. Rental. During the First Extension Tenant shall pay Base Rent as follows:

Period*	Base Rental per rentable square foot	Monthly Base Rental	Annual Base Rental

[*]	$[*]	$0.00	[*]

[*]	$[*]	$[*]	[*]

[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]

[*]	$[*]	$[*]	$[*]

*	The periods in the rent table shall be adjusted, if necessary, as described in Section 2 above.

4. Additional Rent. During the First Extension Tenant shall continue to pay the Operating Cost Escalation, as set forth in Section 4.2 of the Lease, provided, however, beginning on the first day of the First Extension the Operating Costs Expense Stop (as defined in Section 1.1 of the Lease) shall be redefined to be the actual Landlord’s Operating Costs incurred during calendar year 2011 on a per square foot basis.

5. Improvements to the Premises; Tenant Improvement Allowance; Space Planning Allowance; Training Room; Office Enclosures Allowance; Moving Allowance; Lights.

a. Tenant shall be permitted to perform renovations, alterations and improvements to the Premises at Tenant’s sole cost and expense, subject to subsection (b) below, in accordance with plans and specifications reasonably approved in advance by Landlord (the “Tenant Improvements”). The Tenant Improvements shall be performed in accordance with the applicable terms of the Lease.

b. Provided that Tenant is not then in default under the Lease beyond the expiration of any applicable notice and grace periods, Landlord shall contribute up to $[*] per rentable square foot, which equates to [*] and [*] Dollars ($[*]) (the “Tenant Improvement Allowance”) toward the cost of the Tenant Improvements. Except as otherwise expressly provided herein, the Tenant Improvement Allowance shall be applicable only to the following costs: (i) any cost of installing improvements and alterations in the Premises as shown on plans approved by Landlord, (ii) design costs for architectural, mechanical, plumbing and electrical design of the Tenant Improvements, and (iii) construction documents and permits. Prior to commencing any construction, Tenant shall provide Landlord with a copy of the contract between Tenant and its general contractor and copies of the applicable building permits. Tenant

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

shall also provide Landlord with the dates such work is anticipated to commence and anticipated to be completed. Upon Tenant’s request, Landlord shall pay for those costs (to the extent covered by the Tenant Improvement Allowance) directly to the contractors and vendors, as requested by Tenant, based upon invoices submitted to Landlord. Landlord shall make such payments within thirty (30) days of Tenant’s request therefor which request must also contain the following: (a) the contractor’s pay application (G702, G703) and (b) the general contractor’s conditional lien waivers. In the event that Tenant does not expend all of the Tenant Improvement Allowance for costs permitted hereunder on or before June 30, 2012, the unused portion of the Tenant Improvement Allowance, if any, shall be retained by Landlord and shall be deemed forfeited by Tenant.

c. Landlord shall contribute a maximum amount of [*] and [*] Dollars ($[*]) per rentable square foot of the Premises toward the preliminary space planning expenses of the Tenant Improvements which shall be paid directly to the design professional upon receipt of applicable invoices.

d. Tenant anticipates that the plans for the Tenant Improvements will include a training room which will include an accordion door division (the “Training Space”). In the event applicable code and regulations require additional restroom stalls to be installed in the Building due to the Training Space, the cost of such restroom stalls shall be a Tenant expense and may come from the Tenant Improvement Allowance to the extent available. Tenant shall return the Premises to Landlord at the end of the Term, including the Training Room space, in accordance with the terms of the Lease which means Tenant must remove any non-standard additions to such space.

e. Provided that Tenant is not then in default under the Lease beyond the expiration of any applicable notice and grace periods, Landlord agrees to provide to Tenant an allowance (the “Moving Allowance”) in the maximum amount of [*] Dollars ($[*]) per rentable square foot of the Premises ($[*]), to be applied solely to moving costs incurred by Tenant in relocating back to the Premises, telephone systems, computer set-up and networking, project management services, furniture acquisition, additional Tenant improvement work, information technology equipment and other equipment, stationary and business cards, and costs related to the Monument Sign and Exterior Sign, as such terms are defined below (the “Moving Costs”). Tenant shall submit paid invoices for all Moving Costs to Landlord on or before December 31, 2011 and Landlord shall reimburse Tenant for the Moving Costs evidenced by the invoices (up to the maximum amount of the Moving Allowance) within thirty (30) days after receipt of all such invoices. In the event Tenant does not expend all of the Moving Allowance for Moving Costs permitted hereunder by such date, the unused portion of the Moving Allowance, if any, shall be retained by Landlord and shall be deemed forfeited by Tenant. In no event shall Landlord be obligated to reimburse Tenant for any Moving Costs in excess of the Moving Allowance.

f. On or before April 10, 2011 Tenant shall provide notice to Landlord that Tenant will either: (i) reduce the Tenant Improvement Allowance by [*] and [*] Dollars ($[*]) or (ii) provide Landlord with one hundred fifty eight (158) 2’x4’ parabolic Building standard light fixtures which shall be delivered to the Building in a location designated by Landlord on or before April 15, 2011 for use in other portions of the Building not including the Premises.

6. Security Deposit. The Security Deposit amount under the Lease shall no longer apply as of April 23, 2011 and to the extent necessary Landlord shall return the letter of credit which serves as the Security Deposit to Tenant within thirty (30) days of such date.

7. After Hours HVAC. The after-hours HVAC rate listed as $[*] per hour in Section 2 of the Special Provisions of the Lease shall be amended to read $[*] per hour.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8. Deletions from Lease. The following sections are hereby deleted from the Lease: Sections 3, 4, 5, 6, and 7 of the Special Provisions.

9. Additional Amendments to Lease.

a. Tenant’s commercial general liability insurance requirement limits listed at the end of Section 1.1 of the Lease shall be updated to read: Three Million Dollars ($3,000,000) combined single limit aggregate for bodily injury or death or damage to property.

10. Signage. Landlord shall permit Tenant to install, at Tenant’s sole cost and expense, including the cost of any separate electricity meter, tenant identification signage on the exterior of the Building in an area approximately 66 square feet in size on the Six Forks Road side of the Building (the “Exterior Sign”) and on the Building’s monument sign (the “Monument Sign”) in locations reasonably determined by Landlord. All signage installations shall be in accordance with Building standards and subject to any applicable governmental laws or regulations and any restrictive covenants. Additionally, except for transfers to a Related Assignee in which case the signage rights shall transfer, the signage rights under this Lease shall be personal to Tenant and shall be deemed void in the event this Lease is ever assigned to a party that is not a Related Assignee or more than fifty (50%) of the Premises is sublet to another party.

Tenant shall pay all maintenance and electricity costs for the Exterior Sign and all maintenance costs for the Monument Sign (which only includes Tenant’s sign panel and not any portion of the monument sign structure unless Tenant causes damage to the structure). At the end of the Term or earlier termination of this Lease, Tenant shall pay all costs to remove the Exterior Sign and Monument Sign and to repair any damage caused thereby.

11. Option to extend Term.

a. Tenant shall have and is hereby granted the option to extend the Term hereof for one (1) period of four (4) years and six (6) months commencing on the date immediately following the Revised Expiration Date (the “Extension Period”), provided (i) Tenant delivers written notice (the “Extension Notice”) to Landlord, not less than nine (9) months prior to the Revised Expiration Date, time being of the essence, of Tenant’s irrevocable election to exercise such Extension Period; (ii) no Event of Default exists at the time of the exercise of such Extension Period or arises subsequent thereto, which event by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period; and (iii) Tenant has not assigned its interest in the Lease or sublet more than fifty percent (50%) of the Premises.

b. All terms and conditions of the Lease, including without limitation all provisions governing the payment of Operating Costs and Base Rent, shall remain in full force and effect during the Extension Period, except that Base Rent (on a per rentable square foot basis) payable during the Extension Period shall equal the Fair Market Rental Rate (hereinafter defined) at the time of the commencement of the Extension Period. As used in this Lease, the term “Fair Market Rental Rate” shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a new lease for comparable space as to location, configuration, size and use, in a comparable building as to quality, reputation and age which is located in the Raleigh-Durham, North Carolina submarket, with a comparable build-out and a comparable term and comparable tenant credit, assuming the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests when determining the Fair Market Rental Rate.

c. Landlord and Tenant shall negotiate in good faith to determine the Annual Base Rent for the Extension Period, for a period of thirty (30) days after the date on which Landlord receives Tenant’s written notice of Tenant’s irrevocable election to exercise the Extension Period. In the event Landlord and Tenant are unable to agree upon the Annual Base Rent of the Extension Period within said thirty (30)-day period, the Fair Market Rental Rate for the Premises shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third. Each real estate broker so selected shall be licensed in the State of North Carolina as a real estate broker specializing in the field of office leasing in Raleigh, North Carolina, having no fewer than ten (10) years experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed, and each broker, within fifteen (15) days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. The Fair Market Rental Rate shall be the mean of the two closest rental rate determinations, provided however, in no event shall the Annual Base Rent for the first Lease Year of the Extension Period be less (on a per square foot basis) than the fully-escalated Annual Base Rent in effect for the last Lease Year of the initial Term. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the third broker.

d. Should the Term of the Lease be extended hereunder, Tenant shall, if required by Landlord, execute an amendment modifying the Lease within ten (10) days after Landlord presents same to Tenant, which agreement shall set forth the Annual Base Rent for each year of the Extension Period and the other economic terms and provisions in effect during the Extension Period. Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions in effect during the Extension Period) within ten (10) business days after presentation of same by Landlord, time being of the essence, Tenant’s right to extend the Term of the Lease shall, at Landlord’s sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.

12. Right of First Offer.

Provided (i) no Event of Default exists at the time or arises subsequent thereto, which event by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period, and (ii) Tenant has not assigned this Lease nor sublet all or any portion of the Premises (other than an assignment or sublease to a Related Assignee), beginning on the first day of the First Extension and thereafter until the end of the First Extension, Tenant shall have a continuing right of first offer to lease the office space on the first (1st), third (3rd) and fourth (4th) floors of the Building at such time as any such space becomes available for lease (the applicable available space being defined as the “Expansion Space”); provided, however, Tenant shall have no right to lease any portion of such space which is re-leased to existing tenants occupying such space. Tenant’s rights under this Section 12 are subordinate to the following parties, or their successors and assigns, who have previously been granted rights of first offer, rights of first refusal, or other expansion rights on the floors noted for each: Wachovia Securities – 1st floor; AECOM – 3rd floor. Additionally, Tenant’s rights shall not apply to any space covered by leases or expansions Landlord is currently negotiating with the following tenants on the floors noted: Wachovia Securities – 1st floor; Wisdom and Wealth – 3rd floor; Clinsys – 4th floor. Once Tenant’s rights under this Section 12 are applicable, then at such time as Expansion Space becomes available for lease and prior to marketing the Expansion Space for lease to the general public, Landlord shall notify Tenant in writing of Landlord’s intention to market the Expansion Space and the rental rate and terms and conditions of lease which Landlord intends to propose for the Expansion Space including the size of such space (collectively, the “Offer Terms”).

Tenant shall have seven (7) business days after its receipt of such written notice from Landlord (the “Letter of Intent Negotiation Period”) to provide written notice to Landlord evidencing its intent to exercise said right of first offer and to lease the Expansion Space in accordance with such Offer Terms. Landlord shall not, during the Letter of Intent Negotiation Period, lease the Expansion Space to any other party unless Tenant advises Landlord that Tenant is not interested in leasing the Expansion Space in accordance with the Offer Terms. In the event that Tenant does not agree to such Offer Terms during the Letter of Intent Negotiation Period, then, after such period, Landlord may market the Expansion Space upon substantially the same terms and conditions as contained in the Offer Terms and Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease or in the event Landlord substantially changes the Offer Terms (which shall also apply to the economic terms), whereupon Tenant shall again have the option to exercise this right of first offer in accordance with this Section 12.

In the event Tenant agrees to the Offer Terms within the Letter of Intent Negotiation Period as hereinabove described, then Tenant and Landlord will negotiate in good faith and with due diligence an agreement for the lease of the Expansion Space. Landlord shall not, during the ten (10) day period immediately following Tenant’s agreement to the Offer Terms (the “Lease Negotiation Period”), lease, offer to lease or agree to lease the Expansion Space to any other party. In the event that Landlord and Tenant are unable in good faith to agree to the terms of such lease within the Lease Negotiation Period, then thereafter Landlord may market the Expansion Space upon substantially the same terms and conditions as contained in the Offer Terms whereupon Tenant shall have no further rights with respect to the Expansion Space until such time as the Expansion Space again becomes available for lease, or in the event Landlord substantially changes the Offer Terms (which shall also apply to the economic terms), whereupon Tenant shall again have the option to exercise this right of first offer in accordance with this Section 12.

13. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except CB Richard Ellis and Jones Lang LaSalle (collectively, the “Broker(s)”). Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Second Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker in connection with this Second Amendment. Landlord expressly agrees and acknowledges that Landlord is responsible for the full payment of any leasing commissions due Broker(s) pursuant to a separate written agreement with such Broker(s).

14. USA Patriot act and anti-terrorism laws.

Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Notwithstanding the foregoing, Tenant is a publicly traded company and therefore Tenant’s representations about its shareholders shall be limited to Tenant’s actual knowledge.

Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 14.

15. Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Lease are hereby ratified, confirmed and continued in full force and effect, and Landlord and Tenant represent that neither has any knowledge of a default by the other under the Lease.

16. Landlord Notice Address and Rent Payment Address. Landlord’s notice address and the address for the payment of Rent as listed in Section 1.1 of the Lease is deleted in their entirety and replaced with the following:

Notice:
EOS Acquisition I LLC c/o KBS Realty Advisors
1909 K Street NW, Suite 340
Washington, D.C. 20006
Attn: Asset Manager

With a copy to:
CB Richard Ellis Asset Services
4208 Six Forks Road, Suite 1220
Raleigh, NC 27609

Rent Address:
EOS Acquisition I, LLC – EO 1120
P.O. Box 6076
Hicksville, New York 11802-6076

17. Commencement Agreement. Reference is made to the form of Declaration of Dates (the “Declaration”) attached hereto as Exhibit B. After the commencement of the First Extension Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within five (5) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the dates of the First Extension. Failure to execute the Declaration shall not affect the commencement or expiration of the First Extension.

18. Conduit. Landlord shall reasonable cooperate with Tenant’s efforts to install a conduit (the “Conduit”) from the Building to a neighboring building known as Colonnade II (“Colonnade II”). Tenant shall pay all costs and expenses to accomplish the Conduit installation including all of Landlord’s reasonable administrative, attorney, and design fees. Tenant shall coordinate any necessary approvals and documentation needed from the owner of Colonnade II. Landlord shall have the right to approve the method and location of installation of the Conduit and may withhold approval if, in Landlord’s reasonable opinion, the installation causes interference with Landlord’s operation or use of the Building including its common area. Tenant shall maintain the Conduit at Tenant’s sole cost and expense. Tenant shall indemnify Landlord for any damages, costs or expenses related to the installation, use or maintenance of the Conduit. At the end of the Term of the Lease, Landlord may require Tenant to remove the Conduit at Tenant’s sole cost and expense.

19. Contingency. Tenant is negotiating a new lease for space in Colonnade II with the owner of such building (the “Colonnade II Lease”). In the event Tenant does not finalize and execute the Colonnade II Lease on or before 1:00 p.m. EST on February 14, 2011, then Tenant may terminate this Second Amendment by sending written notice to such affect to Landlord and Landlord’s counsel at the addresses or facsimile numbers listed below which notice must be received on or before February 14, 2011 at 1:00 p.m. EST (the “Termination Notice”). In the event Landlord does not receive the Termination Notice on or before such date and time then this Section shall be deemed automatically terminated from the Second Amendment and shall no longer apply for any reason.

To Landlord:

EOS Acquisition I LLC

Attn: Robin Burke

1909 K Street NW, Suite 340

Washington, DC 20006

Fax: (202) 822-1340

To Landlord’s Attorney:

David E. Wagner

K&L Gates LLP

4350 Lassiter at North Hills Avenue

Suite 300 (27609)

Post Office Box 17047

Raleigh, North Carolina 27619-7047

Fax: (919) 516-2016

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. A facsimile or PDF copy of a signature shall be as binding as an original copy and the parties expect to initially exchange PDF copies of their signatures in order to create a binding agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the day and year first above written.

LANDLORD:

EOS ACQUISITION I LLC, a Delaware limited liability company

By: KBS Realty Advisors, LLC, a Delaware limited liability company, its authorized agent

By:
Name:	Robin A. Burke
Title:	Senior Vice President

TENANT:

SALIX PHARMACEUTICALS, INC., a California corporation

By:
Name:
Title:

EXHIBIT A

DEPICTION OF PREMISES

EXHIBIT A-1

DEPICTION OF TEMORARY REDUCTION SPACE

EXHIBIT B

DECLARATION OF DATES

This Declaration Dates is made as of                     , 20    , by EOS ACQUISITION I LLC (“Landlord”), and SALIX PHARMACEUTICALS, INC. (“Tenant”), who agree as follows:

1. Landlord and Tenant entered into a Lease Amendment dated                     , 2011, in which Landlord leased to Tenant, and Tenant leased from Landlord, certain Premises described therein in the office building located at 8540 Colonnade Center Drive, Raleigh, North Carolina 27615 (the “Building”). All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Lease:

a.	the beginning date of the First Extension of the Lease is ;

b.	the Revised Expiration Date of the Lease is ;

c.	the number of rentable square feet of the Premises is ;

d.	Tenant’s Pro Rata Share (Operating Expenses) is %; and

e.	Tenant’s Pro Rata Share (Real Estate Taxes) is %.

3. Tenant confirms that:

a.	it has accepted possession of the Premises as provided in the Lease;

b.	Landlord is not required to perform any work or furnish any improvements to the Premises under the Lease;

c.	Landlord has fulfilled all of its obligations under the Lease as of the date hereof;

d.	the Lease is in full force and effect and has not been modified, altered, or amended, except as follows: ; and

e.	there are no set-offs or credits against Rent, and no Security Deposit or prepaid Rent has been paid except as provided by the Lease.

4. The provisions of this Declaration Dates shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, and to all mortgagees of the Building, subject to the restrictions on assignment and subleasing contained in the Lease, and are hereby attached to and made a part of this Lease.

LANDLORD:

EOS ACQUISITION I LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a Delaware limited liability company, its authorized agent

By:
Robin A. Burke
Senior Vice President

TENANT:

SALIX PHARMACEUTICALS, INC., a California corporation

By:
Name:
Title: